Exhibit 99.1

Investor Contact:                         Media Contact:
Lindsey Opsahl                        Leslie Wojcik
SEI                                SEI
+1 610-676-4052                        +1 610-676-4191
lopsahl@seic.com                        lwojcik@seic.com
Pages:        1

FOR IMMEDIATE RELEASE

SEI Announces Increase in Stock Repurchase Program

OAKS, Pa., March 18, 2020 - The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today announced an increase in its stock repurchase program by an additional $250 million, increasing the available authorization under the program to approximately $272 million. Since the beginning of calendar year 2020, the Company repurchased approximately 1.677 million shares at a cost of approximately $96 million.

“Today, the world is coping with a pandemic, posing challenges for companies and our way of life. Protecting the health and well-being of our employees, their families, and clients is our priority,” said Alfred P. West, Jr., SEI Chairman and CEO. “We believe we are well-prepared to manage through this period of disruption and uncertainty. While the SEI team is currently in a work-from-home environment for all but essential operations personnel, our operational integrity remains strong globally. Our innovative workforce, strong cash flow and resilient operations will help us navigate these turbulent times and continue to deliver for our clients.”

About SEI
After 50 years in business, SEI (NASDAQ:SEIC) remains a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of Dec. 31, 2019, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $1 trillion in hedge, private equity, mutual fund and pooled or separately managed assets, including $352 billion in assets under management and $683 billion in client assets under administration. For more information, visit seic.com.

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